Exhibit 99.1

RegeneRx Biopharmaceuticals Inc. 15245 Shady Grove Road, Suite 470 Rockville, Maryland20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com

News Release

RegeneRx Issues $225,000 Convertible Note

ROCKVILLE, Md. (April 1, 2013) – RegeneRx Biopharmaceuticals, Inc. (OTC Bulletin Board: RGRX) (“the Company” or “RegeneRx”) today announced that it has received $225,000 through the issuance of unsecured convertible notes to two directors and two unaffiliated investors. The loan proceeds will allow the Company to maintain current operations and continue work on several opportunities related to its ophthalmic, cardiac and central nervous system drug candidates, as well as certain strategic financial opportunities.

The notes are for a five-year term and accrue interest at a 5% simple interest rate, which is payable at the end of the term or upon conversion of the notes into common stock. The note holders may convert their notes, at their sole discretion, into common stock at any time within the 5-year term at a price of $0.06 per share. The note holders are Allan L. Goldstein, RegeneRx’s chairman, founder and chief scientific advisor; Joseph C. McNay, an independent board member; and two unaffiliated investors.

About RegeneRx Biopharmaceuticals, Inc. (www.regenerx.com)

RegeneRx is focused on the development of a novel therapeutic peptide, Thymosin beta 4, for tissue and organ protection, repair and regeneration. RegeneRx currently has three drug formulations in development for ophthalmic, cardiac, central nervous system and dermal indications, two strategic licensing agreements in China and the EU, and has an extensive worldwide patent portfolio covering its products.

Forward Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Please view these and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2011, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

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For RegeneRx:

Lori Smith

301.208.9191

las@regenerx.com

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